Exhibit 99.01

            BROOKE CORPORATION ANNOUNCES EXECUTIVE AND BOARD CHANGES

        OVERLAND PARK, Kan., Jan. 28 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) today announced that Anita F. Larson has been elected a director of the corporation as well as its President and Chief Operating Officer, effective immediately. Larson, 43, joined Brooke in 1999 and has served as its Vice President, General Counsel and Secretary. She previously served as Vice President and Counsel for The Equitable Life Assurance Society of the United States in New York, and as Chief Administrative Officer of First Security Benefit Life Insurance and Annuity Company of New York. In her new role, Ms. Larson will be responsible for the operations of the parent company's administrative and support services provided to its operating subsidiaries, including the human resources, legal, compliance, corporate and investor relations functions.

        "Anita's organizational and leadership skills, along with a thorough understanding of the insurance industry and our business model, make her a logical choice to lead Brooke Corporation's operations," said Robert D. Orr, Chairman and Chief Executive Officer. "She has been a key member of the executive management team for years and will now assume an even more important role."

        Larson succeeds Leland Orr as President of Brooke. Leland Orr will continue as Brooke's Chief Financial Officer and Treasurer, now focusing full time on Brooke's accounting and finance systems, processes and controls, financial reporting and Sarbanes-Oxley compliance. Larson replaces Michael Hess on Brooke's Board of Directors. Hess resigned from the Board of Directors of Brooke Corporation, but will continue as an officer and director of the Brooke Brokerage Corporation subsidiary and its wholesale insurance and captive insurance businesses.

        James H. Ingraham was elected by the Board of Directors to replace Ms. Larson as General Counsel and Secretary of Brooke Corporation. Ingraham, 50, formerly served as General Counsel of H&R Block, Inc. in Kansas City, Missouri.

        "Jim's franchise, compliance and general corporate experience make him a valuable addition to the Brooke Corporation team. Legal talent of Jim's caliper would be an asset to any organization," said Mr. Orr.

        About our company ... Brooke Corporation (Amex: BXX) is listed on the American Stock Exchange under the symbol of BXX. Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of approximately 370 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled over $183,000,000 on December 31, 2004, and have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. Brooke Brokerage Corporation is a subsidiary holding company with subsidiaries that sell insurance on a wholesale basis primarily through locally owned insurance agencies, including Brooke franchises. Through Bermuda based subsidiaries, underwriting risks are shared with insurance companies on selected policies.

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        Email Distribution .... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

        This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products and services, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at http://www.sec.gov, for a more complete description of the Company's business.

SOURCE  Brooke Corporation
        -0-                             01/28/2005
        /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com or +1-913-661-0123/
        /Web site: http://www.brookecorp.com/
        (BXX)